Exhibit 10.11

(Earthasia International Holdings Limited)

(Incorporated in the Cayman Islands with limited liability)

(Stock code: 6128)

HK$ 348,080,000

Due on 6th August 2023

Name and address of the holder of the promissory note	Principal of the note	Index number	Transfer number	Date of issue

Tycoon Partners Holdings Limited of	HK$ 348,080,000	002	Not	13th
Vistra Corporate Services Centre,			applicable	November
Wickhams Cay II, Road Town,				2019
Tortola, VG1110, British Virgin
Islands

The promissory notes issued by Earth Asia International Holdings Limited (the "Company") with a maturity of 48 months of HK$ 348,080,000 (the "promissory notes") shall refer to the promissory notes that have not been repaid at the relevant time or any amount thereof (if the context requires) and are approved and authorized by the resolutions of the company's general meeting held on 1st January 2019 and the board meeting held on 2nd August 2019. The promissory note consists of a deed poll signed by the Company dated 7th August 2019 ("the deed").

The interest on the promissory note is 2% per annum and calculated on the outstanding principal amount of the promissory note to the interest payment date mentioned in clause 5.2 below. If the Company adjusts the principal of the promissory note according to the profit guarantee in Article 6 of the Sale and Purchase Agreement, the interest shall be calculated and paid on the outstanding principal amount thereof.

The interest will be paid in four payments, the first to third payment dates are the third business day after the annual profit notice of the previous fiscal year issued by the buyer according to Article 6 of the Sale and Purchase Agreement and the principal denomination of the promissory note is deducted by the company (if necessary), and the fourth payment date is the maturity date.

Events of default

Any note holder may give written notice to the Company demanding that the promissory notes are due and repayable if:

(1)	Other default: a default is made by the Company in the performance or observance of any covenant, condition or provision contained in the Instrument or in the Bonds and on its part to be performed or observed (other than the covenant to pay the principal, premium (if any) in respect of any of the Bonds) and such default continues for the period of 14 days next following the service by any Bondholder on the Company of notice specifying brief details of such default; or

(2)	Violation of the share transfer agreement (and any supplemental agreement of the share transfer agreement): any clause of the share transfer agreement (and any supplemental agreement of the share transfer agreement) has been materially violated, including the violation of the statements contained therein, which was unknown before the issuance and delivery of the promissory notes;

(3)	Dissolution of the Company and Disposals: a resolution is passed or an order of a court of competent jurisdiction is made that the Company be wound up or dissolved or the Company disposes of all or substantially all of its assets, otherwise, in any such case, then for the purposes of or pursuant to and followed by a consolidation, amalgamation, merger or reorganization; or

(4)	Encumbrances: an encumbrancer takes possession, or a receiver is appointed of the whole or substantial all of the assets or undertaking of the Company or any Major Subsidiary; or

(5)	Distress etc.: a distress, execution or seizure before judgment is levied or enforced upon or sued out against substantially all the property of the Company or any Major Subsidiary and is not discharged within 30 Business Days thereof; or

(6)	Suspension or delisting: If the listing of the company's shares on the Hong Kong Stock Exchange is suspended for more than 30 consecutive trading days of the Hong Kong Stock Exchange (except for suspension pending the announcement or circular of the company), or the listing status of the company's shares on the Hong Kong Stock Exchange is withdrawn or withdrawn.

9.2	Once the aforesaid notice is given to the Company, the principal and related interest under the promissory notes (generated under the Condition 5 of these conditions) will become due and payable on the 14th business day from the date of service of the relevant notice.

Governing law and jurisdiction

1 Governing Law: The promissory note and this deed are governed by, and shall be construed in accordance with the laws of Hong Kong.

2 Jurisdiction: Hong Kong courts have the jurisdiction to resolve any disputes arising from or related to this deed or promissory note, so any legal actions or lawsuits ("such lawsuits") arising from or related to this deed and/or promissory note can be brought in Hong Kong courts. The holder of the note has the right to initiate such litigation in any other court in other jurisdictions, and the initiation of such litigation in one or more jurisdictions does not exclude the initiation of such litigation in other jurisdictions (whether at the same time or not)